Exhibit 99.2

Federal-Mogul Receives Merger Proposal from Icahn Enterprises L.P.

Southfield, Michigan, February 29, 2016. . . Federal-Mogul Holdings Corporation (NASDAQ: FDML) (“Federal-Mogul”) today announced that it has received a proposal from its majority shareholder, Icahn Enterprises L.P. (“IEP”), to purchase the shares of Federal-Mogul common stock not owned by IEP in a merger transaction pursuant to which the Federal-Mogul shareholders would receive $7 in cash for each of their Federal-Mogul shares, subject to the conditions set forth in the letter below to the Federal-Mogul Board of Directors

Consistent with its fiduciary duties, the Federal-Mogul Board will appoint a special committee of independent directors who, in consultation with independent financial and legal advisors, will carefully review and evaluate IEP’s proposal.

The full text of the letter received from IEP is set forth below:

February 28, 2016

Board of Directors

Federal-Mogul Holdings Corporation

27300 West 11 Mile Road

Southfield, Michigan 48034

Gentlemen:

As you know, Icahn Enterprises L.P. owns approximately 82.0% of the outstanding shares of common stock of Federal-Mogul Holdings Corporation. We would like to discuss a potential acquisition of the remaining shares of Federal-Mogul common stock by Icahn Enterprises in a merger transaction pursuant to which Federal-Mogul shareholders would receive $7.00 per share in cash for their Federal-Mogul shares.

In addition to customary conditions, closing of this transaction would be subject to the following non-waivable conditions:

•	First, the transaction must be approved by a special committee of independent directors of Federal-Mogul (none of the members of which are affiliated with Icahn Enterprises or its affiliates) that has been empowered to freely select its own advisors and to reject the transaction definitively should that be its business judgment; and

•	Second, the transaction must be approved by an informed vote of the holders of a majority of the shares of common stock of Federal-Mogul held by shareholders who are not affiliated with Icahn Enterprises or its affiliates.

We will not move forward with the transaction unless both of these non-waivable conditions are satisfied. We look forward to hearing from you.

Very truly yours,

ICAHN ENTERPRISES L.P.

By:	/s/ Keith Cozza Name: Keith Cozza Title: Chief Executive Officer

Forward-Looking Statements

Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® chassis components; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com or contact:

Investor Relations	Media
Jim Zabriskie	Colleen Hanley
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-3045

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